Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Baiya International Group Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, $0.025 par value per share	(1)	Other	1,200,000	$2.83	$3,396,000.00	0.0001381	$468.99

Total Offering Amounts:						$3,396,000.00		468.99
Total Fee Offsets:
Net Fee Due:								$468.99

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Offering Note(s)

(1)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is based on the average of the high price ($2.95) and low price ($2.71) for the Registrant’s class A ordinary as reported on the Nasdaq Capital Market on August 6, 2026, which is within five (5) business days prior to the date of this Registration Statement.

Represents 1,200,000 class A ordinary shares issuable under our 2026 Share Incentive Plan II, dated as of August 7, 2026 (the “2026 Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the number of class A ordinary shares registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.